CONFIDENTIAL

                                                                    EXHIBIT 10.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               LEVPHARMA - SANQUIN
                           EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective this, January 27, 2004 between

      Sanquin Blood Supply Foundation, hereinafter called SANQUIN and LEV PHARMACUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware with a principal place of business in the State of New York, hereinafter called LEVPHARMA.

      WHEREAS, SANQUIN, under the direction of principal investigator Eric Hack, M.D. has discovered and developed certain technology relating to C1 esterase inhibitor and the diagnosis, prevention and treatment of inflammatory diseases and in particular myocardial infarction, which technology includes the use of C1 esterase inhibitor for the treatment of Acute Myocardial Infarction (AMI); and

      WHEREAS, SANQUIN represents that it has the right to grant licenses granted in this agreement, and for the purpose of this agreement, any reference to SANQUIN Patent Rights and SANQUIN Know-How shall mean the use of C1 Esterase Inhibitor in AMI (the "Technology"); and

      WHEREAS, LEVPHARMA wishes to obtain a license under the terms and conditions hereinafter set forth, and to use its expertise and resources to develop, manufacture and market the Technology;

      NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:


                             ARTICLE I. Definitions

Section 1.01 SANQUIN Know-How. "SANQUIN Know-How" shall mean the ideas, methods, inventions, trade secrets, improvements, characterization and techniques developed by Dr. Hack relating to the use of C1 Esterase Inhibitor in AMI (the "Technology') defined above, including, without limitation, all submitted and granted world-wide patents described in "C1 Esterase Inhibitor in AMI" as described in Exhibit A as well as any know-how, trade secrets, inventions and improvements arising in whole or in part from the Sponsored Research of Section 5.01(a) herein.

Section 1.02 SANQUIN Patent Rights. "SANQUIN Patent Rights" shall mean the patents and patent filings listed in Exhibit A hereto as well as any patents and patent applications relating to any know-how, inventions and improvements arising in whole or in part from the Sponsored Research of Section 5.01(a) herein; including any provisionals, continuations, continuations-in part, divisions, reissues, reexaminations or extensions thereof or any United States or foreign patents issuing therefrom.

Section 1.03 Licensed Technology. "Licensed Technology" shall mean any use of the Technology (use of C1 Inhibitor in the treatment of AMI) or processes covered by or made, in whole or in part, by the use of SANQUIN Know-How or covered by a Valid Claim of a patent included in SANQUIN Patent Rights.

Section 1.04 Licensed Product. "Licensed Product" shall mean any product made, in whole or in part, by the use of SANQUIN Know-How or covered by a Valid Claim of a patent included in SANQUIN Patent Rights or developed as a result of the Sponsored Research.

Section 1.05 Field. The "Field" of this Agreement shall mean the research, development, making, using, offering for sale, selling and/or importing of products and methods for the diagnosis, prevention and treatment of myocardial infarction, and related disorders in humans and animals, including, without limitation, a Diagnostic Use and a Therapeutic Use of products and methods.

Section 1.06 Subsidiary. "Subsidiary" shall mean a legal entity at least 50% of the voting stock of which is owned directly or indirectly by LEVPHARMA.

Section 1.07  Agreement.  "Agreement" shall mean this License Agreement.

Section 1.08 Net Sales. "Net Sales" shall mean the gross sales price actually charged by LEVPHARMA or an Affiliate, Subsidiary or Sublicensee in the Commercial Sale of C1 Esterase Inhibitor for use in, less:

         (a) trade, prompt payment, quantity or cash discounts, rebates, and non-affiliated brokers' or agents' commissions, each as actually and customarily allowed and taken;

         (b) amounts actually repaid or credited to customers on account of rejections or returns of specified products on which royalties have been paid hereunder to SANQUIN or on account of retroactive price reductions affecting such products;

         (c) customary freight and other transportation costs, including insurance charges, and duties, tariffs, sales, use and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually paid or allowed by LEVPHARMA or an Affiliate, Subsidiary or sublicensee of LEVPHARMA.

         (d) commercially reasonable allowances for bad debts not to exceed five
         (5)% of gross sales, incurred with respect to the Licensed Products during the first full year of Commercial Sales of any such Licensed Product, provided that such bad debt reserve shall be deemed extinguished within 180 days of the end of such first full year, and any amount of such reserve not actually debited in accordance with commercially reasonable practices during that period shall be deemed to be receipts of Net Sales for all purposes of this Agreement.


Section 1.09 Effective Date. "Effective Date" shall mean the date first written above and shall be the Effective Date of this Agreement.

Section 1.10 License Year. The "First License Year" shall mean the period commencing on the Effective Date and ending December 31, 2003. The second and all subsequent "License Years" shall commence on January 1 and end on December 31 of each year.


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

Section 1.11 Calendar Quarter. "Calendar Quarter" shall mean the periods ending on March 31, June 30, September 30 and December 31 of each year.

Section 1.12 Affiliate. "Affiliate" shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such other person or entity and it shall include Subsidiaries as defined herein. For purposes of the preceding definition, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

Section 1.13 Commercial Sale. "Commercial Sale" shall mean any transfer to another person or entity (including a distributor, wholesaler or sales agent), for value, after which transfer the seller has no right, power or authority to determine the transferee's resale price, if any. A transfer by LEVPHARMA to an Affiliate or Subsidiary, sublicensee, or a transfer among or between Affiliates and/or sublicensees, shall not constitute a Commercial Sale. "Commercial Sale" does not include distribution of free promotional samples of any Licensed Product or distribution or free promotional samples for use in the Licensed Technology by LEVPHARMA or any of its Affiliates or sublicensees in amounts determined to be commercially reasonable by LEVPHARMA in the exercise of its reasonable discretion.

Section 1.14 Valid Claim. "Valid Claim" shall mean a claim of an issued, unexpired patent that has not been held to be invalid or unenforceable by the applicable administrative or judicial authority in a given territory.

Section 1.15 Diagnostic Use. "Diagnostic Use" shall mean the use of the Licensed Technology or a Licensed Product in an assay or test.

Section 1.16 Therapeutic Use. "Therapeutic Use" shall mean the use of the Licensed Technology or a Licensed Product in the treatment of a human or animal and which is not a Diagnostic Use.

Section 1.17 Approval. "Approval" shall mean all approvals, licenses, registrations and authorizations of all governmental agencies in a country necessary for the manufacture, use, offer for sale, sale or import of the Licensed Technology or a Licensed Product in the applicable country.

Section 1.18 First Commercial Sale. "First Commercial Sale" shall mean, with respect to any Licensed Technology and/or Licensed Product, the first sale for use or consumption by the general public of such Licensed Technology or Licensed Product in each country following Approval, or otherwise permitted, by the governing health authority of such country.

Section 1.19 Phase III Clinical Trial. "Phase III Clinical Trial" shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. ss.312, or similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase III Clinical Trial shall also include any other human clinical trial intended as a Pivotal Study. A Phase III Clinical Trial shall be deemed to have commenced when the first patient has been enrolled.


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

Section 1.20 Development and Commercialization Plan. "Development and Commercialization Plan" shall mean LEVPHARMA'S plan for the further development and commercialization of the Licensed Technology and any potential Licensed Products in the Field, see Exhibit B hereto.

Section 1.21 Research Plan. "Research Plan" shall mean the comprehensive plan for the commercial exploitation of the Licensed Technology as more fully described in Article V. The Research Plan shall also contain a Sponsored Research Plan, which shall mean the plan described in Section 5.01(a). The initial Sponsored Research Plan is included as Exhibit C hereto.


                                ARTICLE II. Grant

Section 2.01 License Grant. SANQUIN hereby grants to LEVPHARMA and its Affiliates an exclusive, world-wide, royalty-bearing license under SANQUIN Know-How and SANQUIN Patent Rights in the Field, including, without limitation, the right to perform research for, develop, make, have made, use, offer for sale, sell and/or import the Licensed Technology and Licensed Products in the Field.

Section 2.02 Sublicenses. LEVPHARMA shall have the right to grant sublicenses to third parties, under SANQUIN Know-How and SANQUIN Patent Rights to make, have made, use, offer for sale, sell and/or import the Licensed Technology and Licensed Products. LEVPHARMA covenants that any sublicensees shall act in accordance with this Agreement as if they were a party thereto and, furthermore, agrees to be responsible for the performance hereunder by its sublicensees. LEVPHARMA shall promptly provide SANQUIN with copies of all sublicenseing contracts under the SANQUIN Knowhow and/or SANQUIN Patent Rights.

Section 2.03 Patents. LEVPHARMA shall, within 60 days of execution of this Agreement, reimburse SANQUIN for all expenses SANQUIN has incurred for the mutually acceptable and agreed upon preparation, filing, prosecution and maintenance of SANQUIN Patent Rights both prior to and as of the Effective Date. The parties agree that this amount shall be $82,000. SANQUIN and LEVPHARMA shall jointly control, including selection of outside counsel and consultants, all future preparation, filing, prosecution and maintenance of SANQUIN Patent Rights, for which LEVPHARMA shall reimburse SANQUIN for any and all future out of pocket expenses (e.g., outside attorney fees, patent office registration and renewal costs etc.) relating to such. If LEVPHARMA chooses to discontinue prosecution or maintenance of any patent or patent application, which is a subject of SANQUIN Patent Rights, it will so inform SANQUIN within a reasonable time before implementation of such decision. SANQUIN then shall have the right to prosecute or maintain such patent or patent application on its own and at its own expense, in which case the license to LEVPHARMA under such patent or patent application will terminate. LEVPHARMA shall notify SANQUIN by at least three (3) months before the first anniversary of the application filing date whether it will support the filing of patent applications, corresponding to the aforementioned patent and patent application in foreign countries. If LEVPHARMA decides not to support the filing or maintaining of foreign applications, SANQUIN reserves the right to file or maintain such foreign applications, in which case the license to LEVPHARMA in the particular territory in which such foreign application is filed will terminate.


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

Section 2.04. Transfer of Biological Materials. SANQUIN retains ownership of all SANQUIN biological materials transferred to LEVPHARMA. Upon termination of this Agreement, LEVPHARMA agrees to dispose of SANQUIN biological materials as directed by SANQUIN. At SANQUIN's election, this shall mean either the return or the transfer to a designated third party or the destruction of all or part of the SANQUIN biological materials. All reasonable expenses incurred in the return, transfer or disposal of the SANQUIN biological materials shall be borne by LEVPHARMA.

If LEVPHARMA enters into an agreement with a third party to produce Licensed Products for LEVPHARMA using the SANQUIN biological materials, LEVPHARMA shall require that (i) such third party has the prior written consent of SANQUIN, which shall not be unreasonably withheld and (ii) the third party agrees to abide by the restrictions as to distribution of the SANQUIN biological materials set forth in this section and to undertake the necessary precautions to safeguard the Sanquin biological materials.

SANQUIN shall not provide SANQUIN's C1 esterase inhibitor to any third party for use in acute myocardial infarction, without the express written consent of LEVPHARMA. Such consent shall not be unreasonably withheld.


    ARTICLE III. Disclosure of Invention, Confidentiality and Representations

Section 3.01 Disclosure of Know-How. SANQUIN agrees promptly after the Effective Date of this Agreement to deliver and to disclose to duly authorized representatives of LEVPHARMA, all proprietary technical data, methods, processes, including the technology, and other information and specifications relating to SANQUIN Know-How.

Section 3.02 Mutual Confidentiality. LEVPHARMA and SANQUIN realize that some information received by one party from the other pursuant to this Agreement shall be confidential. It is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL" at the time of transfer, shall not be disclosed by either party to any third party and shall not be used by either party for purposes other than those contemplated by this Agreement for a period of three (3) years from the termination of the Agreement, unless or until --

         (a) said information shall become known to third parties not under any obligation of confidentiality to the disclosing party, or shall become publicly known through no fault of the receiving party, or

         (b) said information was already in the receiving party's possession prior to the disclosure of said information to the receiving party, except in cases when the information has been covered by a preexisting Confidentiality Agreement, or

         (c) said information shall be subsequently disclosed to the receiving party by a third party not under any obligation of confidentiality to the disclosing party, or


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

         (d) said information is approved for disclosure by prior written consent of the disclosing party, or

         (e) said information is required to be disclosed by court order or governmental law or regulation, provided that the receiving party gives the disclosing party prompt notice of any such requirement and cooperates with the disclosing party in attempting to limit such disclosure.

Section 3.03 Corporate Action. SANQUIN and LEVPHARMA each represent and warrant to the other party that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and that all necessary corporate action has been duly taken in this regard.


                    ARTICLE IV. Payments, Records and Reports

Section 4.01 Payments. For the rights and privileges granted under this license, LEVPHARMA shall pay to SANQUIN:

         (a) royalties as follows:

                  (1) for a royalty of *% of Net Sales by LEVPHARMA or each sublicensee for any and all Licensed Technology or Licensed Products sold for a Therapeutic Use.;

                  (2)a royalty of *% of Net Sales by LEVPHARMA or each sublicensee for any and all Licensed Technology or Licensed Products sold for a Diagnostic Use. .;

         (b) A non-refundable, non-creditable, one-time license access fee of $175,000 due within sixty (60) days of execution of this Agreement, in addition to the patent costs reimbursement amount referred to in
         Section 2.03 ;

         (c) Minimum Annual Royalties: LEVPHARMA agrees to pay to SANQUIN Minimum Annual Royalties (MAR) beginning in the License Year that includes the First Commercial Sale of the Licensed Technology as follows:

           o   Year of First Commercial Sale                 Pro Rata share of
                                                             $* based on actual
                                                             number of days from
                                                             First Commercial
                                                             Sale to the end of
                                                             the calendar year.
           o   years 1 - 4 after First Commercial Sale       $ *
           o   years 5 - 9 after First Commercial Sale       $ *
           o   years 10 - 14 after First Commercial Sale     $ *
           o   years 15 - 19 after First Commercial Sale     $ *


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

         (d) Non-royalty consideration as follows:

                  (1) for Licensed Technology or Licensed Products sold for a Therapeutic Use: * percent (*%) of any consideration received from a patent infringement settlement, less litigation expenditures, as described in Section 7.01;

                  (2) for Licensed Technology or Licensed Products sold for a Diagnostic Use: * percent (*%) of any consideration received from a patent infringement settlement, less litigation expenditures, as described in Section 7.01.

Section 4.02  Reports.  LEVPHARMA shall render to SANQUIN:

         (a) within thirty (30) days after the end of each Calendar Quarter a written account of all quantities of Licensed Technology or Licensed Products subject to royalty hereunder sold by LEVPHARMA, any Subsidiary, Affiliate and any sublicensee during such Calendar Quarter, the calculation of royalty thereon, and sufficient data for SANQUIN to verify the calculation, including gross sales and allowable deductions to derive Net Sales figures, and shall simultaneously pay in United States dollars to SANQUIN the royalty due with respect to such sales. Conversion of foreign currency to US dollars shall be made at the conversion rate existing in the United States as printed in the Wall Street Jounal on the date of the royalty payments by LEVPHARMA. Such report shall be certified as correct by an officer of LEVPHARMA. If no Licensed Technology or Licensed Products subject to royalty hereunder have been sold by LEVPHARMA, its Subsidiaries, Affiliates and its sublicensees during any such Calendar Quarter, LEVPHARMA shall so report in writing to SANQUIN within thirty (30) days after the end of said Calendar Quarter. If royalties for any license year do not equal or exceed the Minimum Annual Royalties established in Section 4.01(c), LEVPHARMA shall include the balance of the Minimum Annual Royalty still owing with the payment for the Calendar Quarter ending December 31. Late payments shall be subject to an interest charge of one and one half percent (1.5%) per month.

         (b) within sixty (60) days after the close of each License Year written annual reports which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months and plans for the coming year. LEVPHARMA shall also provide any reasonable additional data SANQUIN requires to evaluate LEVPHARMA's performance.

         (c) within thirty (30) days of its occurrence a report of the date of First Commercial Sale of Licensed Technology or Licensed Products in each country.

Section 4.03 Books of Accounts. LEVPHARMA, its Subsidiaries, Affiliates and sublicensees shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary for the purpose of ascertaining and verifying the royalties payable to SANQUIN by LEVPHARMA hereunder. Upon SANQUIN's request, LEVPHARMA, its Subsidiaries, Affiliates and sublicensees shall permit an independent Certified Accountant selected by SANQUIN (except one to whom LEVPHARMA has some reasonable objection), to have access once each year during ordinary business hours to such records of LEVPHARMA, its Subsidiaries, Affiliates and sublicensees as may be necessary to determine, for any quarter ending not more than two (2) years prior to the date of such request, the correctness of any report and/or payment made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of four percent (4%) for any twelve (12) month period, then LEVPHARMA shall pay the cost of such examination.


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

           ARTICLE V. Technical Assistance and Commercial Development

Section 5.01 Research Plan. LEVPHARMA shall create a Research Plan. LEVPHARMA will provide a minimum of $125,000 per year for three years from the Effective Date for the Research Plan as follows:

         (a) Sponsored Research. LEVPHARMA shall provide $62,500 to SANQUIN for each of the three years included above, which includes SANQUIN overhead expenses, to support the Research Plan. Dr. Hack shall be the principal investigator for this research, and will provide LEVPHARMA an annual budget for each year and research plan at least three (3) months prior to the beginning of the second year and each year thereafter. LEVPHARMA and Dr. Hack will work to mutually agree on the budget and research plan. LEVPHARMA shall pay the budgeted amounts to SANQUIN quarterly in advance over the period of guaranteed support. All know-how, inventions and improvements arising in whole or in part from the Sponsored Research and developed or invented by SANQUIN personnel shall be assignable to SANQUIN and become subject to this Agreement at no additional cost to LevPharma as SANQUIN Know-How and/or SANQUIN Patent Rights pursuant to Sections 1.01 and 1.02 herein. SANQUIN shall not provide any Biological Materials derived from the Sponsored Research to any other entity without the express written consent of LEVPHARMA.

         In the event that Dr. Hack should be, unable, for whatever reason, to continue with the Sponsored Research before its completion, SANQUIN shall provide a replacement for Dr. Hack which shall be approved by LEVPHARMA, such approval shall not be unreasonably withheld. In the event that LEVPHARMA does not approve of the replacement, it shall have the right to immediately terminate the Sponsored Research subject only to the payment of any pro rated amount of the budget that may be due up to the date of termination.

         (b) SANQUIN shall provide LEVPHARMA with quarterly reports of the progress of the Sponsored Research.

         (c) Additional Research. LEVPHARMA shall provide an additional minimum of $62,500 per year to be used to support the Research Plan.

Section 5.02 Technical Assistance. Throughout the term of the Agreement, SANQUIN agrees to permit LEVPHARMA and its designees to consult with Sanquin and its employees and agents regarding developments and enhancements made subsequent to the Effective Date relating to the Licensed Technology and Licensed Products, at such times and places as may be mutually agreed upon.


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

Section 5.03 Development and Commercialization Plan. During the term of this Agreement, LEVPHARMA agrees to use commercially reasonable efforts to manufacture and market Licensed Technology and Licensed Products. Such efforts will include sublicensing, development of promotional literature, direct marketing mailings, and journal advertisements. LEVPHARMA shall keep SANQUIN informed of LEVPHARMA's annually updated Development and Commercialization Plan for Licensed Technology and Licensed Products, including LEVPHARMA's planned timing/timelines for launch dates. All dates and other information provided by LEVPHARMA to SANQUIN shall be Confidential Information.

Section 5.04 Name. LEVPHARMA shall not use and shall not permit to be used by any other person or entity the name SANQUIN nor any adaptation thereof, or the name of any of SANQUIN's employees, in any advertising, promotional or sales literature, or for any other purpose without prior written permission of SANQUIN, except that LEVPHARMA may state that it is licensed from SANQUIN under SANQUIN Know-How and Patent Rights and originated in the laboratory of Eric Hack. SANQUIN shall not disclose the existence of this Agreement or originate any publicity, news release or other public announcement, neither written nor verbal, whether to the public, press or otherwise, relating to this Agreement, without the prior express written consent of LEVPHARMA.

                  ARTICLE VI. Indemnity, Insurance, Disclaimers

Section 6.01 Indemnity. LEVPHARMA shall defend and indemnify and hold SANQUIN and its trustees, officers, agents and employees (the "SANQUIN Indemnitees") harmless from any judgments and other liabilities based upon claims or causes of action against SANQUIN or its employees which arise out of (i) alleged negligence in the development, manufacture or sale of Licensed Products by LEVPHARMA, its Subsidiaries, Affiliates and Sublicensees, unless SANQUIN manufacturers said Licensed Products and the claim or causes of action arise out of any defects in the Licensed Products caused by acts or omissions of Sanquin, or (ii) the use by the end users of Licensed Products, or (iii) any breaches by LEVPHARMA, its Subsidiaries, Affiliates and Sublicensees of the terms of this License Agreement, except to the extent that such judgments or liabilities arise in whole or in part from the, gross negligence, fraud or willful misconduct of SANQUIN or its employees, provided that SANQUIN promptly notifies LEVPHARMA of any such claim coming to its attention and that it cooperates with LEVPHARMA in the defense of such claim. If any such claims or causes of action are made, SANQUIN shall be defended by counsel to LEVPHARMA, subject to SANQUIN's approval, which shall not be unreasonably withheld. SANQUIN reserves the right to be represented by its own counsel at its own expense.

SANQUIN shall defend and indemnify and hold LEVPHARMA and its trustees, officers, agents and employees (the "LEVPHARMA Indemnitees") harmless from any judgments and other liabilities based upon claims or causes of action against LEVPHARMA or its employees which arise out of a breach by SANQUIN under its representations and warranties referred to in Section 6.03, except to the extent that such judgments or liabilities arise in whole or in part from the, gross negligence, fraud or willful misconduct of LEVPHARMA or its employees, provided that LEVPHARMA promptly notifies SANQUIN of any such claim coming to its attention and that it cooperates with SANQUIN in the defense of such claim. If any such claims or causes of action are made, LEVPHARMA shall be defended by counsel to SANQUIN, subject to LEVPHARMA's approval, which shall not be unreasonably withheld. LEVPHARMA reserves the right to be represented by its own counsel at its own expense.

Section 6.02 Insurance. At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LEVPHARMA or by a sublicensee, Affiliate or agent of LEVPHARMA, LEVPHARMA shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and naming Sanquin and the other SANQUIN Indemnitees (if such policy allows) and provided that any additional premiums are paid for by Sanquin) as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LEVPHARMA's indemnification under this Agreement. The minimum amounts of insurance coverage required shall not be construed to create a limit of LEVPHARMA's liability with respect to its indemnification under this Agreement.

LEVPHARMA shall maintain such comprehensive general liability insurance until i) it has sufficient operating capital or reserves to meet the minimum insurance requirements listed above, or ii) for 10 (ten) years after the last Commercial Sale, whichever event occurs first.

Section 6.03  Representation and Warranties.

         (a)    Nothing contained in this Agreement shall be construed as:

                (1) a warranty or representation by SANQUIN as to the validity or scope of any SANQUIN Patent Rights;

                (2) a warranty or representation that any Licensed Products manufactured, used or sold will be free from infringement of patents, copyrights, or third parties, except that SANQUIN represents that it has no knowledge of any existing issued patents or copyrights which might be infringed; and

                (3) except as provided in Section 6.01, an agreement to defend against actions or suits of any nature brought by any third parties.

         (b) SANQUIN represents that it has the right to grant licenses granted in this Agreement.

         (c) SANQUIN makes no warranties, express or implied, as to the merchantability or fitness for a particular purpose of Licensed Products.

         (d) SANQUIN warrants that no governmental or third party non-government commercial funding will be used for the development or research work contemplated by this Agreement without the prior written agreement of LEVPHARMA.

         (e) SANQUIN warrants that this Agreement does not conflict with or breach any other agreement or understanding to which SANQUIN is a party.


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

                        ARTICLE VII. Infringement Matters

Section 7.01 Infringement by Third Parties. LEVPHARMA shall give SANQUIN prompt notice of any incident of infringement of SANQUIN Patent Rights coming to its attention. The parties shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement. LevPharma shall have the right to initiate actions against any such infringers. SANQUIN agrees to assist LevPharma, including providing access to SANQUIN personnel, in LevPharma's reasonable efforts to stop any such infringement. LEVPHARMA shall be responsible for all expenses associated with such efforts to stop any such infringement, except that LEVPHARMA shall not be required to reimburse SANQUIN for the time of any SANQUIN employee. LEVPHARMA agrees to make the absolute minimum use of the time of any SANQUIN employee required for this purpose. If LevPharma decides to commence proceedings however, LevPharma shall be responsible for any legal costs incurred and will be entitled to retain any damages recovered subject to any payments required pursuant to Sections 4.01(a) and (c). Sanquin shall assist LevPharma as reasonably requested by LevPharma in any such proceeding including agreeing to be named as a party to the proceedings. Should LevPharma decide not to commence proceedings or if LevPharma has not initiated such proceedings within 60 days after becoming aware of the infringement, Sanquin shall be entitled to do so in its own name against the infringer, in which event Sanquin shall be responsible for all legal costs incurred and will be entitled to retain any damages recovered , without recourse to LevPharma . In any action to enforce SANQUIN Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.

                     ARTICLE VIII. Duration and Termination

Section 8.01 Term. This Agreement shall become effective upon the date first written above, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force until expiration, invalidation or unenforceability of the last to expire patent under SANQUIN Patent Rights in the last to expire territory . If mutually desired, the parties may negotiate for an extension of this License. Upon the expiration or termination for a breach by Sanquin (but not on premature termination in the case of breach by LevPharma, ) of the Agreement, LEVPHARMA shall have the right to sell the remainder of the Licensed Product on hand, provided the sales will be subject to the royalty payments of this Agreement; provided, however, that in the event of expiration (but not in the event of premature termination) of the Agreement, LEVPHARMA shall have a perpetual, royalty free, fully paid-up, non-exclusive license under any SANQUIN Know-How to make, have made, use, sell, offer for sale and import Licensed Technology and Licensed Products after such termination pursuant to this provision.

Section 8.02 Termination - Breach. In the event that either party defaults or breaches any of the provisions of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the defaulting party, provided, however, that if the said defaulting party cures said default within thirty (30) days after said notice shall have been given, this Agreement shall continue in full force and effect. The failure on the part of either of the parties hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

Section 8.03 Termination. LEVPHARMA shall have the right to terminate this Agreement upon ninety (90) days written notice to SANQUIN, provided that LEVPHARMA shall (1) pay all payments due under Section 4.01, as applicable, and
(2) finish paying for the Sponsored Research pursuant to Section 5.01(a) for the term contained therein, unless LEVPHARMA should terminate this Agreement pursuant to section 5.01(a), in which case LEVPHARMA shall only be required to pay any pro rated amount of the Sponsored Research budget that may be due up to the date of termination.

Section 8.04 Failure to Perform. If LEVPHARMA fails to use commercially reasonable efforts to perform any material duty imposed upon LEVPHARMA under this License Agreement and such failure to perform is not cured within sixty
(60) days of written notice thereof from SANQUIN, SANQUIN may elect, in its sole discretions, to terminate this Agreement. LEVPHARMA shall be deemed to have failed to use commercially reasonable efforts if (i) in any applicable year LEVPHARMA has spent less than 50% of the amount budgeted for such year in the then current Research Plan and/or if (ii) timelines set forth in the Development and Commercialization Plan are delayed beyond 18 months; provided that the failure to spend and/or delays are not caused by Eric Hack or Sanquin.

Section 8.05 Prior Obligations. Termination of this Agreement for any reason shall not release either party from any obligation theretofore accrued.


                            ARTICLE IX. Miscellaneous

Section 9.01 Publications. SANQUIN retains the rights to report on the results of research under this Agreement in professional journals, meetings, seminars, and the like. Appropriate recognition of LEVPHARMA's support will be included in all such reports. However, in recognition of LEVPHARMA's desire for patent protection, SANQUIN shall provide LevPharma with the final draft of any manuscript describing studies within the pertinent field and resulting from the sponsored research at least ninety (90) days prior to publication, and LevPharma shall have the right to a single 30 day delay in publication.

Section 9.02 Governing Law. This Agreement shall be construed, governed, interpreted and enforced according to the laws of the state of Pennsylvania.

Section 9.03 Notices. Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:

If to LEVPHARMA, to:
                               LEVPHARMA
                               236 Old Lancaster Road
                               Merion Station, PA 19066,

If to SANQUIN, to:             Stichting Sanquin Bloedvoorziening
                               T.a.v. Divisie Sanquin Research
                               Plesmanlaan 125
                               1066 CX Amsterdam
                               The Netherlands

Section 9.04. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. However, LEVPHARMA may not assign this Agreement in whole or in part without the written consent of SANQUIN, such consent not to be unreasonably withheld.

Section 9.05 Entire Agreement. This Agreement represents the entire Agreement between the parties as of the effective date hereof, and may only be subsequently altered or modified by an instrument in writing. This agreement cancels and supersedes any and all prior oral or written agreements between the parties which relate to the subject matter of this Agreement.

Section 9.06 Mediation and Arbitration. Both parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation. Both parties agree that at least one LEVPHARMA employee, capable of negotiating an agreement on behalf of LEVPHARMA, shall, within three weeks of receipt of written notification of a dispute, meet with at least one employee of SANQUIN who is capable of negotiating an agreement on behalf of SANQUIN. If no agreement can be reached, both parties agree to meet again within a four week period after the initial meeting to negotiate in good faith to resolve the dispute. If no agreement can be reached after this second meeting, both parties agree to submit the dispute to binding arbitration under the Rules of the American Arbitration Association before a single arbitrator.

Section 9.07 Waiver. A failure by one of the parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the parties hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

Section 9.08 Severability. The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

Section 9.09 Marking. LEVPHARMA agrees to mark the Licensed Products in the United States with all applicable U.S. Patent numbers.

Section 9.10 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year herein written.


                                             SANQUIN


                                             By /s/ Frank Miedema


                                             Date 27/01/2004

                                             Name: Frank Miedema PhD
                                             Title: Director SANQUIN Research
                                                    Division

                                             By /s/ Th.J.F. Bunnen

                                             Date 27/01/2004

                                             Name:  Th.J.F. Bunnen, PhD
                                             Title: Chairman of the Sanquin
                                                    Executive Board



                                             LEVPHARMA


                                             By /s/ Yanina Wachtfogel


                                             Date 1/27/2004

                                             Name: Yanina Wachtfogel


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